THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT.

Net Talk.com, Inc.

Secured Promissory Note

March 11, 2014\
$4,071,939.84	Miami, Florida

For Value Received, Net Talk.com, Inc., a Florida corporation (the “Company”), hereby unconditionally promises to pay to the order of Telestrata, a Colorado limited liability company (the “Payee”), in lawful money of the United States of America and in immediately available funds, the principal sum of four million seventy-one thousand nine hundred thirty-nine dollars and eighty-four cents ($4,071,939.84) together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below.

1.           Interest. Unpaid principal of this Note shall bear interest (computed on the basis of a year of 365 days of actual days elapsed), from the date hereof until such principal is paid, at a rate per annum which shall be equal to five percent (5%).

2.           Increase in Principal Amount. Payee has agreed, pursuant to that certain Restricted Stock and Warrant Purchase Agreement between the Company and Payee, dated as of the date hereof (the “Purchase Agreement”), to make additional cash disbursements on behalf of the Company in an amount of up to $500,000, pursuant to the terms set forth in the Purchase Agreement. The Company agrees that, upon each such additional disbursement, the principal amount of this Note shall be increased by an amount equal to each such additional disbursement. The additional disbursements, and the related increases in principal, shall be reflected on Exhibit A hereto.

3.           Repayment.

(a)	If not sooner paid in full, all outstanding principal and unpaid interest on this Note shall be due and payable upon the earlier to occur of (i) March 1, 2016 (the “Maturity Date”) or (ii) an Event of Default (as defined below).

(b)	In the event that the Company issues and sells either shares of equity securities or debt securities to one or more entities or individuals (the “Investors”) on or before the Maturity Date in a bona-fide arms-length transaction for aggregate consideration of not less than $2,000,000 (a “Qualified Financing”), then the Company shall pay, on the first day of the calendar month following the consummation of the Qualified Financing (the “Initial Payment Date”), the Company shall pay to the Payee a Monthly Amount as set forth below (the “Monthly Payment Amount”):

Amount of Qualified Financing	Monthly Payment Amount (expressed as a fraction of the outstanding principal amount of the Note on the date of the first Monthly Payment)
$10,000,000 or greater	1/18th
$9,000,000 to $9,999,999	1/20th
$8,000,000 to $8,999,999	1/22nd
$7,000,000 to $7,999,999	1/26th
$6,000,000 to $6,999,999	1/30th
$5,000,000 to $5,999,999	1/36th
$4,000,000 to $4,999,999	1/45th
$3,000,000 to $3,999,999	1/60th
$2,000,000 to $2,999,999	1/90th

together with all accrued and unpaid interest as of the Initial Payment Date. Thereafter, on the first business day of each subsequent calendar month (each a “Monthly Payment Date”), the Company shall pay to the Payee an amount equal to (x) all accrued and unpaid interest as of the applicable Monthly Payment Date and (y) a Monthly Payment Amount equivalent to the amount set forth on the table above (reflecting the aggregate amount of both the Qualified Financing and any additional equity or debt securities issued by the Company after the Qualified Financing). On the Maturity Date, the Company will pay to the Payee all accrued and unpaid interest as of the Maturity Date together with the remaining outstanding principal amount under this Note.

4.           Prepayment. This Note may be prepaid by the Company prior to the Maturity Date without the written consent of the Payee.

5.           Repayment Discount. Upon the repayment in full of a principal amount hereunder equal to $1,333,373.16 plus any additional disbursement amounts set forth on Exhibit A hereto plus all accrued and unpaid interest (collectively, the “Base Payment Amount”), the principal amount of this Note shall be decreased by $1,805,784.63 (the “Discount Amount”) as follows:

(a)	For each $309,594.02 of principal amount repaid, plus any accrued and unpaid interest to the date of such repayment, in addition to the Base Payment Amount, the principal amount of the Note shall be reduced by $601,928.21.

(b)	If, on the Maturity Date, or any such earlier date on which the Company elects to make a prepayment, the entire outstanding principal amount and all accrued and unpaid interest payable under this Note is to repaid, the Company may offset such outstanding principal amount by the Discount Amount.

For purposes of clarity, in no event shall the aggregate principal amount payable under this Note be less than $2,262,155.20.

6.           Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

7.           Place of Payment. All amounts payable hereunder shall be payable at a place of payment to be specified in writing by Payee no later than ten (10) business days prior to a Payment Date. All payments shall be applied first to any fees or expenses due to the Payee, then to accrued interest, including any interest that accrues after the commencement of a proceeding by or against the Company under Title 11 of the United States Code, and thereafter to the outstanding Principal hereof. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

8.           Event of Default.

(a)           Each of the following events shall be an “Event of Default” hereunder:

(i)           the Company engages in any liquidation, dissolution or winding up of the Company;

(ii)          the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(iii)        an involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(iv)         the Company fails to pay, upon a demand made by the Payee any time after the Maturity Date, any and all outstanding principal, accrued interest and other amounts owing hereunder (a “Payment Default”);

(v)          if within 5 business days from the date hereof the Payee does not have, and if at any time thereafter the Payee ceases to have, a valid and perfected second priority security interest, subject to any liens on existence on the date hereof or incurred with the express written consent of the Payee, in any Collateral purported to be covered thereby, except as otherwise set forth in Section 9(c) below;

(vi)         the Company fails to perform or observe in any material way any warranty or agreement made by Company in this Note (except as set forth in (v) above) and, as to any breach that is capable of cure, Company fails to cure such breach within 15 days of the Company becoming aware of the occurrence of such breach; and

(vii)        the Company defaults or has an event of default under any of the outstanding senior secured convertible debentures of the Company or the related securities purchase agreements (collectively, the “First Lien Debt”) between the Company and Vicis Capital Master Fund (“Vicis”), or with respect to any other current or future indebtedness of the Company for borrowed money.

(b)           Upon the occurrence of a Payment Default, or upon the occurrence of any other Event of Default hereunder that is not cured within 30 days of such occurrence (which such cure may include the payment of all amounts owing to Payee hereunder):

(i)           all outstanding principal, accrued interest and other amounts owing hereunder shall, at the option of the Payee, and, in the case of an Event of Default pursuant to Section 4(a)(ii) or (iii) above, automatically, be immediately due, payable and collectible by the Payee pursuant to applicable law; and

(ii)          if such default is a Payment Default, the Company shall, upon the written request of the Payee, submit a withdrawal request under any then-existing letters of credit or other loan agreements, in an amount sufficient to pay all amounts due and payable to the Payee; and

(c)           Upon the occurrence and during the continuance of any Event of Default, interest shall continue to accrue at the rate of ten percent (10%) per annum.

(d)           In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Payee in enforcing and collecting this Note.

(e)           The Payee’s rights and remedies under this Note shall be cumulative. The Payee shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by the Payee of one right or remedy shall be deemed an election, and no waiver by the Payee of any event of Default shall be deemed a continuing waiver.

9.           Security Interest.

(a)           Grant of Security Interest. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Company’s obligations hereunder (the “Secured Obligations”) and in order to induce the Payee to provide a loan to the Company, the Company hereby grants to the Payee, along with all other lenders under the Notes, a second priority security interest, junior in priority only to the first priority security interest granted to Vicis in connection with the First Lien Debt, in the following assets and interests (all of which being collectively referred to herein as the “Collateral”):

(1)           all real property of the Company, in the form of a second priority secured mortgage, including but not limited to that certain real property described as Lot 12, Block 3 of Sunshine State Industrial Park, Section One, according to the Plat thereof, recorded in Plat Book 76, Page 75, of the Public Record of Miami-Dade County, Florida, Parcel Identification Number: 3421140070300; and

(2)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment;

(b)           Perfection. The Company hereby authorizes Payee to file any mortgage deed, financing statement or continuation statement (including “in lieu” continuation statements) to perfect the security interest of Payee in the Collateral without the signature of the Company.

(c)           Continuing Security Interests; Termination of Security Interests. This Note has created and shall create a continuing security interest in all of the Collateral and shall remain in full force and effect until the date (herein called the “Termination Date”) on which all amounts owing hereunder are paid in full. On the Termination Date, this Note and the security interests granted hereby by the Company shall automatically terminate and all rights to the Collateral shall revert to the Company, subject to the rights of Vicis under the First Lien Debt. Upon such termination of the security interests granted hereby, Payee will, at the sole expense of the Company, promptly (i) deliver to the Company all certificates, instruments and other documents representing or evidencing any Collateral, together with all (if any) other Collateral, then held by Payee hereunder, and (ii) execute and deliver to the Company such instruments and other assurances as the Company shall reasonably request to evidence such termination, including properly completed UCC-3 Financing Statements. Notwithstanding the foregoing, in the event that the Company undertakes a Qualified Financing through the issuance of debt securities (“Permitted New Indebtedness”), the security interests of Payee may be subordinated to the Permitted New Indebtedness on a dollar-for-dollar basis. No new secured indebtedness of the Company senior to or pari passu with this Note, other than Permitted New Indebtedness, may be incurred without the prior written consent of Payee.

(d)           Remedies. Subject to the rights of Vicis under the First Lien Debt, if any Event of Default is continuing, Payee may exercise with respect to all or any of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of Payee upon default under the Uniform Commercial Code and other applicable law.

(e)           Further Assurances. At any time and from time to time, upon the written request of the Payee, and at the sole expense of the Company, the Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Payee may reasonably deem necessary or desirable to perfect and continue perfected or better perfect the Payee’s security interest in the Collateral.

10.         Transfer. This Note may not be transferred without the written consent of the Company and the Payee.

11.         Amendment. This Note may be amended only by a written agreement executed by the Company and Payee.

12.         Governing Law and Venue. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any legal action or other legal proceeding relating to this Note or the enforcement of any provision of this Note may be brought or otherwise commenced in any state or federal court located in the County of Denver, Colorado.

13.         Usury. All agreements between the Company and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

14.         Miscellaneous. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right under this Note. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of Florida, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. Upon payment in full of all aggregate unpaid principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

In Witness Whereof, the Company has caused this Note to be duly executed and delivered as of the day and year first written above.

Net Talk.com, Inc.

By:	/s/Anastasios Kyriakides
Name: ANASTASIOS KYRIAKIDES
Title: CEO

EXHIBIT A

Increases in Principal Amount

Additional Cash Disbursement	Date